Exhibit 10.1

EXTENSION AGREEMENT

THIS AGREEMENT is made effective July 15, 2011 by, between and among Bion Environmental Technologies, Inc. (‘Bion’) (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the ‘Bion Companies’) and Bright Capital, Ltd. (‘BC’) and Dominic Bassani (‘DB’).

WHEREAS BC has provided the services of DB to the Bion Companies since 2000 and most recently pursuant to the agreement of January 2009 (‘Existing Agreement’);

AND WHEREAS Bion wishes to reward DB for his stellar long term services to the Bion Companies (in the absence of cash compensation to date) upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies, BC and DB do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

1)

Pursuant to the Existing Agreement, DB had previously been assigned the additional specific responsibilities of managing the negotiations related to the regulatory policy modifications, contracts, and financing for initial nutrient trading projects in PA and potentially other states as well as seeking potential project partners for Bion’s Bion Services Group, Inc. subsidiary in addition to his existing duties. During 2011 DB assumed the additional duties by accepting the position as Bion’s CEO. BC will continue to provide the services of DB to the Bion Companies with these expanded responsibilities through June 30, 2013 and continue to provide full-time services to Bion in other capacities through June 30, 2014 to assist his successor as Bion’s CEO. (‘Term’);

2)

Compensation:

a)

Compensation from the Bion Companies to BC for the services of DB provided by BC shall be $26,000 in cash per month (which sum shall be re-evaluated by Bion’s Board of Directors during January 2012 regarding potential increase);

b)

Existing convertible deferred compensation shall be extended to January 15, 2013:

c)

DB shall be issued 300,000 Bion common shares pursuant to Bion’s 2006 Consolidated Incentive Plan (‘Plan’) which shares shall be issuable in tranches of 100,000 on each of January 15, 2015, 2016 & 2017; and

d)

Bion hereby grants to DB, pursuant to the Plan, options exercisable to purchase 725,000  shares of Bion’s restricted common stock at a price of $3.00 per share until December 31, 2019 per share (‘Options’).  The Options shall be immediately vested.

3)

DB shall be entitled to 8 weeks of paid vacation for each calendar year commencing 2012; provided, however, that the Company shall not be required to compensate DB for unused vacation time.

4)

Miscellaneous:

a)

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party’s equity or assets and business.

b)

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c)

Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d)

Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e)

In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f)

This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.  This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.

By:  /s/ Mark A. Smith

Dominic Bassani

Dominic Bassani

Bright Capital, Ltd.

By: /s/ Dominic Bassani